           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 24 to Registration
Statement No. 33-30471 on Form N-1A of our report dated August 8, 2008, relating to the financial statements and financial highlights of Centennial
California Tax Exempt Trust, appearing in the Annual Report on Form N-CSR of
Centennial California Tax Exempt Trust for the year ended June 30, 2008, and to the references to us under the headings "Independent Registered Public
Accounting Firm" in the Statement of Additional Information and "Financial
Highlights" in the Prospectus, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
October 24, 2008